EXHIBIT 99.1

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2003:

•                  on an actual basis;

•                  on a pro forma basis as if the merger of Andrew and Allen had occurred on June 30, 2003; and

•                  on a pro forma as adjusted basis as if the merger of Andrew and Allen had occurred on June 30, 2003 and giving effect to the receipt of approximately $233.1 million in net proceeds from the sale of $240 million aggregate principal amount of our 3¼% Convertible Subordinated Notes due 2013 and the use of approximately $49.8 million of the net proceeds to repurchase 5.0 million shares of our common stock and approximately $10.0 million of the net proceeds to repay outstanding short-term indebtedness, all as if they had occurred on June 30, 2003.

You should read this table in conjunction with our consolidated financial statements and the notes to those statements included in our filings with the Securities and Exchange Commission.

	June 30, 2003
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited, in thousands )

Cash and cash equivalents	$78,301	$143,182	$316,482
3¼% Convertible Subordinated Notes	—	—	240,000
Notes payable and current portion of long-term debt	14,912	84,948	74,948
Long-term debt, less current portion	9,310	78,718	78,718

Total debt	24,222	163,666	393,666

Series A 7.75% Convertible Preferred Stock, no par value, 1,000,000 shares authorized; 0 shares outstanding actual and 1,000,000 shares outstanding pro forma and pro forma as adjusted	—	50,000	50,000

Stockholders’ equity:
Common stock, $0.01 par value, 400,000,000 shares authorized; 102,718,210 shares outstanding actual and 157,764,210 shares outstanding pro forma and pro forma as adjusted, including treasury stock	1,027	1,577	1,527
Additional paid-in capital	145,480	679,208	679,208
Accumulated other comprehensive loss	(24,973)	(24,973)	(24,973)
Retained earnings	806,639	806,639	806,639
Treasury stock, at cost; 4,388,655 shares actual and pro forma, 9,388,655 shares pro forma as adjusted	(50,544)	(50,544)	(100,244)

Total stockholders’ equity	877,629	1,411,907	1,362,157

Total capitalization	$901,851	$1,625,573	$1,805,823